Exhibit 99.14

(English Translation)

Equity Interests Transfer Agreement

Transferors: (hereafter collectively referred to as Party A):

YANG Jianguo
Identification Number:

WANG Yaoqun
Identification Number:

YANG Zhanjing
Identification Number:

Transferee (hereafter referred to as Party B):

Baofeng Hongchang Coal Co., Ltd., a limited liability company under the laws of the PRC

Address: Junction of Kuanggong Road and Tiyu Road (10th Floor of Urban Credit Cooperative), Xinhua District, Pingdingshan, Henan Province, PRC.

Legal Representative: LV Jianhua

This Equity Interests Transfer Agreement (the “Agreement”) was entered into by Party A and Party B on May 19, 2011, in Pingdingshan City, Henan Province, to transfer equity interests of Baofeng Shunli Coal Co., Ltd. (the “Target Company”) held by Party A to Party B. Based upon the principle of equality and mutual benefit and through friendly negotiations, Party A and Party B agree as follows:

Article 1. Transfer Price and Payment Method

1.1
Party A holds 100% of the equity interests of the Target Company, and agrees to transfer 100% of the equity interests of the Target Company held by Party A (the “Transferred Equity Interests”) to Party B for consideration of RMB 42,000,000 (the “Consideration”), and Party B agrees to acquire the Transferred Equity Interests from Party A for the Consideration.

1.2	Party A and Party B mutually agree that Party B shall pay the Consideration in cash.

1.3	Payment Schedule

1.3.1
Party A hereby acknowledges receipt of RMB 14,000,000 from Party B as refundable deposit paid to examine the books and records of the Target Company (the “Deposit”), and further acknowledges that the Deposit shall be deemed a part of, and be applied against, the Consideration.

1.3.2	Party B shall pay RMB 28,000,000 to Party A within 30 business days from the Effective Date (as defined in Article 10).

1.3.3	Party A shall complete the Modification Registration within 30 business days from the Effective Date (as defined in Article 10).

1.4	Make-good Provisions

1.4.1
Party A represents and warrants that the minimum coal output of the Target Company during the twelve months after the completion of the Modification Registration as described in Section 1.3.3 (the “Output Period”) shall be not less than 150,000 metric tons (the “Minimum Output”). The Minimum Output shall be verified by Party B, which verification shall occur within 45 business days after the end of the Output Period.

1.4.2
Party A represents and warrants that as of the Effective Date, the coal reserves of the mine presently operated by the Target Company, Shunli Coal Mine, shall be no less than 2,000,000 metric tons as determined in accordance with the standards of Guide 7 of the Securities Act Industry Guides issued by the United States Securities and Exchange Commission (the “Minimum Reserves”). The Minimum Reserves shall be verified by Party B through an independent geology consultant of good reputation to be appointed by Party B, which verification shall occur within 120 business days from the Effective Date. In the event that the coal reserves of the Shunli Coal Mine is less than 20% of the Minimum Reserves, Party B shall have the right to cancel this Agreement and Party A shall refund Party B all of the Consideration paid to Party A through the time of such cancellation, including the Deposit.

Article 2. Management of the Target Company

2.1
Subject to Party B’s rights as owner of the Transferred Equity Interests, Party A and Party B agree that the current management of the Target Company shall continue to operate the Target Company after completion of the Modification Registration, provided that Party B shall appoint one representative to the management body of the Target Company, and provided that the accounting department of the Target Company shall report to the financial controller of Party B and be integrated under the accounting department of Party B.

2.2
From the Effective Date, Party A shall consult with, and obtain consent from, Party B on all matters relating to operation of the Target Company, including personnel, production, operation and management.

Article 3. Covenants of Party A

3.1
Party A shall complete the Modification Registration and shall undertake to obtain or cause the Target Company to obtain such approval or consent of and registration with the appropriate competent authorities as may be required to complete the Modification Registration, including without limitations the AIC, the  Administration of Land and Resource, the Administration for Safe Production, the Administration for Safe Production of Coal, the tax authorities, the Administration of Technology Supervision and the Administration of Foreign Exchange.

3.2	From the Effective Date through the completion of the Modification Registration, Party A shall cause the Target Company to complete all necessary annual inspections.

3.3
From the Effective Date, if a third-party claim is made against Party B and/or the Target Company arising from any act or failure to act of Party A or the Target Company prior to the Effective Date, Party A shall indemnify Party B and the Target Company from such claim, and shall be liable to Party B and the Target Company for any and all damages and losses suffered by them arising from or relating to such claim.

Article 4. Representations and Warranties of Party A

Party A represents and warrants to Party B, the following:

4.1
Party A owns, beneficially and of record, valid and legal title to the Transferred Equity Interests, including but not limited to disposal and all other rights thereto. The Transferred Equity Interests, when transferred to Party B, shall be without any liens, pledges, security interests or third-party claims.

4.2	This Agreement has been duly and validly executed and delivered by Party A and constitutes a valid and binding agreement of Party A, enforceable against Party A in accordance with its terms.

4.3
From the Effective Date and through the completion of the Modification Registration, Party A shall not engage in any activities that may harm the Target Company, its business and operations, and Party B’s interests in the Target Company through the Transferred Equity Interests.

4.4	As of the Effective Date and as of the completion of the Modification Registration, the registered capital of the Target Company is fully paid.

4.5
As of the Effective Date and as of the completion of the Modification Registration, the Target Company is legally incorporated and validly exists under the applicable laws of the PRC, and has all necessary rights, authorizations, approvals, permits and consents, including without limitation its business license, mining license, safe production license, coal production license, safety license for the director of coal enterprise, qualification license for the director of coal enterprise, establishment approval issued by the relevant Development and Reform Commission, approval issued by the relevant Environment Protection Authority, to hold and operate its assets and to conduct its businesses as described in its business license and its Articles of Association, a copy of which is attached hereto as Exhibit A. As of the Effective Date and as of the completion of the Modification Registration, each of the above-described authorizations, approvals, permits, consents and licenses is in effect and has not been suspended, cancelled, revoked or otherwise altered so as to materially affect the Target Company’s ability to conduct its business and operations.

4.6
As of the Effective Date and as of the completion of the Modification Registration, the Target Company has valid and legal title to all of the assets that are material to its business, without any mortgages, pledges or the other kinds of encumbrances except as disclosed to Party B and confirmed by both parties in writing, and there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or threatened against or affecting the Target Company or any of its assets by any court or governmental authority which could adversely affect the Target Company’s business or operations.

4.7
Since the date of the most recent financial statements of the Target Company (the “Financial Statements”) provided to Party B, the Target Company has not: (I) incurred any liabilities (including contingent liabilities) other than (a) trade payables and accrued expenses incurred in the ordinary course of business consistent with the past practice of the Target Company, and (b) liabilities that are reflected in the Financial Statements; (II) altered its method of accounting; (III) declared or made any dividend or distribution of cash or other property to its owners; or (IV) increased or decreased its registered capital.

4.8
As of the Effective Date and as of the completion of the Modification Registration, the Target Company is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all laws applicable to its business, the safety of its operations, and the environment.

4.9
As of the Effective Date and as of the completion of the Modification Registration, the Target Company has timely filed all necessary tax filings and has paid or properly accrued all taxes due, and there is no tax deficiency claim asserted or threatened against the Target Company.

4.10
As of the Effective Date and as of the completion of the Modification Registration, the Target Company has good relationship with its employees and is in compliance with all applicable laws of the PRC relating to employment and employment practices.

Article 5. Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by a court or arbitration commission of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

Article 6. Force Majeure

“Force majeure” shall include but not be limited to acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, or any other unforeseen events beyond a party’s reasonable control and cannot be prevented with reasonable care. If either party is delayed in or prevented from performing its obligations under this Agreement by force majeure, such party shall promptly notify the other party in writing of such event, including a description of such event. And such notice shall be approved by relevant competent governmental authority and delivered to the other party within 15 days from the occurrence of the force majeure. Depending upon the effect of the force majeure, parties shall negotiate and decide whether the parties’ obligations under this Agreement shall be continued, delayed, modified or otherwise terminated. If this Agreement is terminated in accordance with this Article 6, Party A shall return to Party B all of the Consideration paid to Party A as of the date of termination, including the Deposit.

Article 7. Termination

7.1	This Agreement may be terminated by either party at any time due to:

(1)	An event, other than a force majeure event, that could not be prevented, unless such event was caused by the party seeking to terminate the Agreement; or

(2)	The other party’s loss of ability to perform its obligations under this Agreement.

In the event of termination under this Section 7.1, this Agreement shall be of no further force and effect, and the parties shall have no further obligations to each other except that Party A shall return to Party B all of the Consideration paid to Party A as of the date of termination, including the Deposit.

7.2	This Agreement may be terminated by Party B at any time if:

(1)
A competent governmental authority issues an order or takes any action that would permanently restrain or prohibit the transfer of the Transferred Equity Interests to Party B and/or the completion of the Modification Registration; or

(2)
Party A breaches any representation, warranty, covenant or agreement as set forth in this Agreement, or if any representation or warranty of Party A becomes untrue, unless such breach or inaccuracy is curable and cured by Party A within 30 days after Party B delivers a written notice to Party A of such breach or inaccuracy.

In the event of termination under this Section 7.2, Party A shall be liable to Party B for any and all damages and losses suffered by Party B arising from or relating to such termination, and Party A shall return to Party B all of the Consideration paid to Party A as of the date of termination, including the Deposit.

Article 8. Modification

This Agreement may only be modified only in writing executed by both Party A and Party B.

Article 9. Applicable Law and Jurisdiction

This Agreement shall be governed by the laws of the PRC. The parties shall strive to settle any dispute arising from the performance in connection with this Agreement through friendly negotiation. In the event that no settlement can be reached, the dispute shall be submitted for resolution to the People’s Court of the jurisdiction where this Agreement is executed.

Article 10. Effectiveness and Effective Date

This Agreement shall become effective immediately upon execution by all parties (the “Effective Date”).

Article 11. Counterpart

This Agreement shall be executed by the parties in two counterparts, and each party shall hold one counterpart. Each counterpart shall have the same legal effect.

Party A (Seal or Signature)	Party B (Seal or Signature)
/s/ YANG Jianguo	/s/ Jianhua Lv
[Seal of Baofeng Shunli Coal Co., Ltd.]	[Seal of Baofeng Hongchang Coal Co., Ltd.]
Dated: May 23, 2011	Dated: May 23, 2011